  Exhibit 99.1

CREXENDO ANNOUNCES APPOINTMENT OF CHIEF REVENUE OFFICER

PHOENIX, AZ / ACCESSWIRE / November 23, 2020 / Crexendo, Inc. (NASDAQ:CXDO), an award-winning premier provider of cloud communications, UCaaS (Unified Communications as a Service), call center, collaboration services, and other cloud business services that are designed to provide enterprise-class cloud services to any size business at affordable monthly rates, today announced that it has appointed Jon Brinton to the position of Chief Revenue Officer. Brinton will oversee revenue operations, direct sales and channel sales, including Value-Added Resellers (VARs) and Agents.

Steven G. Mihaylo, Chief Executive Officer commented “Jon is an exceptional executive with a track record of improving operations and driving revenue. He has a world class entrepreneurial mind and is driven to improve our sales results. Jon will work aggressively to add additional driven direct sales and channel sales agents. He comes to work, rolls up his sleeves and wants to add value to the organization and particularly to add shareholder value. He will be an exceptional addition to our team. This is one of many steps we are making to invest in and grow our business”.

Doug Gaylor, President and COO said “Jon has a proven track record of leading and motivating high-performing sales teams. Our investment in Jon shows our focus on accelerating the success of Crexendo and our Ride the Cloud™ world class systems and products. Jon will immediately begin to work to win new Cloud Communications customers and will continue to grow our Channel Partner Program, while extending the sales reach of our products and services. I am very excited to have Jon join the team”.

Most recently, Brinton was Vice President of Channel Sales for North America for Avaya. Prior to joining Avaya, Brinton served in various Senior Executive roles at Mitel. Amongst those, he served as President of the Cloud Division from its formation in 2011 and grew the division to attain the #2 Global Market share position for Unified Communications as a Service users globally over a period of six years. In addition, Brinton held other Senior Executive roles including managing the Contact Center line of business amongst other responsibilities within Mitel. Brinton’s 25 years of industry experience also includes serving in Senior Leadership roles with Inter-Tel.

Brinton commented “I am very excited to join Crexendo. This is an exciting time in the company’s history, and I appreciate the organization that Steve, Doug and the rest of the team have built to date. It is great to join a company that is so focused on serving its customers and Partners. In addition, I was highly impressed with the award winning Crexendo Ride the Cloud™ solutions. In the current world environment where “Work from Anywhere” is so important, Crexendo’s solutions are a critical component in facilitating effective communications within our customer’s organizations while providing them with the tools they need to support their end customer’s effectively. I am excited to be joining the team and will be working to drive revenue growth and increase shareholder value.”

About Crexendo

Crexendo, Inc. is an award-winning premier provider of UCaaS (Unified Communications as a Service), call center, collaboration services, and other cloud business services that are designed to provide enterprise-class cloud services to any size business at affordable monthly rates.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i) having Brinton be an exceptional executive with a track record of improving operations and driving revenue as well as having a world class entrepreneurial mind; (ii) believing that Brinton will improve sales results and add additional driven direct sales and channel sales agents; (iii) that Brinton will add value to the organization and particularly add shareholder value; (iv) having Brinton be an exceptional addition to the team; (v) having the hire as one of many steps in investing in and growing the business; (vi) retaining Brinton due to a proven track record of leading and motivating high-performing sales teams; (vii) having the hire of Brinton show its willingness to invest in accelerating its success and that that he will aggressively work to win new Cloud Communications customers and continue to grow the Channel Partner Program, while extending the sales reach of services; (viii) believing this is an exciting time in the company’s history; (ix) being a company that is so focused on serving its customers and Partners; (x) believing that in the current world environment where “Work from Anywhere” is so important its solutions are a critical component in facilitating effective communications within our customer’s organizations while providing them with the tools they need to support their end customer’s effectively and (xi) Brinton will be working to drive revenue growth and increase shareholder value.

For a more detailed discussion of risk factors that may affect Crexendo's operations and results, please refer to the company's Form 10-K for the year ended December 31, 2019, and quarterly Form 10-Qs as filed with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CONTACT:

Crexendo, Inc.
Doug Gaylor
President and Chief Operating Officer
602-732-7990
dgaylor@crexendo.com

SOURCE: Crexendo, Inc.